Exhibit 99.1

FOR IMMEDIATE RELEASE:	Aug. 4, 2010

NW Natural Reports Strong Results for the Quarter & Six Months

Ended June 30, 2010

Reaffirms Earnings Guidance of $2.60 to $2.75 Per Share

Financial & Operating Highlights

•        Reported earnings per share of 26 cents in the second quarter of 2010 on net income of $6.9 million. This compares to 12 cents per share on net income of $3.1 million in the second quarter of 2009.

•        Year-to-date earnings per share and net income were essentially the same in the 2010 and 2009 periods at $1.90 per share on net income of $50.5 million for the 2010 period, and $1.90 per share on net income of $50.4 million in 2009.

•        NW Natural selected a 90:10 incentive sharing mechanism in Oregon for the 2010-11 heating season, and anticipates flat or slightly decreased customer rates next year.

•        Operations and maintenance costs decreased 6 percent in 2010’s second quarter compared to 2009 and 8 percent for the year-to-date period.

•        Gill Ranch Storage construction is well underway, with start-up expected in October 2010.

•        Reaffirmed annual earnings guidance of $2.60 to $2.75 per share.

PORTLAND, ORE.—Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), reported net income for the second quarter of 2010 of $6.9 million, compared to net income of $3.1 million in the same quarter of 2009. Earnings per share were 26 cents in the quarter, compared to 12 cents per share in the second quarter of 2009.

For the first six months of 2010, net income was $50.5 million, or $1.90 per share, compared to $1.90 per share on net income of $50.4 million in the first six months of 2009.

“Our second quarter results were strong, primarily due to weather that was 49 percent colder than last year and lower expenses,” said Gregg Kantor, NW Natural’s President and Chief Executive Officer. “I am pleased with our performance in the core utility and our ability to remain nimble as we pursue our non-utility projects.”

SECOND QUARTER FINANCIAL AND OPERATING RESULTS

Net income and earnings per share

Consolidated results of operations produced net income of $6.9 million, or 26 cents per share, compared to $3.1 million or 12 cents per share in the second quarter of 2009. Results from utility operations are typically low during the second quarter due to reduced use of natural gas in spring and early summer months. In this year’s quarter, however, temperatures were well below normal late in the quarter.

The company’s utility operations earned net income of $4.6 million (17 cents per share), compared to net income of $0.4 million (2 cents per share) in 2009. Gas storage also contributed net income of $2.1 million (8 cents per share), compared to $2.7 million (10 cents per share) last year. Other non-utility activities added $0.1 million (1 cent per share), compared to a small loss in 2009.

Customer growth

NW Natural’s customer growth for the trailing 12 month-period ending June 30, 2010 was 1.0 percent, with the company serving more than 669,000 customers. This compared to an annual customer growth rate of 0.7 percent at March 31, 2010, and 0.8 percent at June 30, 2009.

Operational results remain on target

NW Natural’s utility gas sales and transportation deliveries in the second quarter of 2010, excluding deliveries of gas stored for others, were 233 million therms, up 12 percent from 209 million therms in 2009. The increase in usage was due mainly to weather that was 49 percent colder than a year ago and 25 percent colder than average. Margin from utility operations in 2010’s second quarter increased 11 percent to $66.9 million from $60.1 million, with the increase mainly driven by higher usage among all categories of customers in the quarter, partially offset by lower gains from our gas cost incentive sharing mechanism in Oregon.

Volumes sold to residential and commercial customers in the second quarter of 2010 were 120 million therms, up 18 percent from 102 million therms in 2009, primarily due to colder weather and customer growth. Utility margin from residential and commercial customers in the quarter totaled $57.7 million compared to $49.7 million in the second quarter of 2009. The increase was due to colder weather. NW Natural’s weather normalization and decoupling mechanisms in Oregon adjusted margin down by $0.8 million in the second quarter of 2010, compared to a negative $0.1 million adjustment in the second quarter of 2009.

Gas deliveries to industrial customers in the second quarter were 113 million therms, compared to 108 million therms in 2009, up 5 percent, reflecting a slight improvement in the manufacturing sector over last year. Margin was up 9 percent to $7.1 million, reflecting the higher volumes and increases in higher margin rate schedules.

NW Natural provides gas storage services to customers in the interstate and intrastate markets from its Mist gas storage field in Oregon, primarily using storage capacity that has been developed in advance of core utility customers’ requirements. Earnings from gas storage in the second quarter of 2010 were $2.1 million (8 cents per share), compared to second quarter earnings in 2009 of $2.7 million (10 cents per share). These results include income from gas storage services as well as income from a contract with an unaffiliated energy marketing company that optimizes NW Natural’s unused storage and pipeline transportation capacity when these assets are not serving the company’s core utility customers. The decrease was mainly due to start-up expenditures at the Gill Ranch Storage facility.

2010-11 customer rate forecast and Oregon incentive sharing mechanism

Utility rates in Oregon and Washington are adjusted each year to reflect changes in the expected cost of natural gas purchases. The company expects gas rates for the coming heating season, starting Nov. 1, 2010, to remain relatively unchanged, or slightly lower, compared to the current heating season. In Oregon, the annual Purchased Gas Adjustment (PGA) mechanism includes an incentive commodity cost sharing component. The company has the option to select either an 80:20 or 90:10 percent customer and shareholder sharing component annually. In early August, the company selected a 90:10 percent sharing of higher or lower gas costs of unhedged gas purchases for the 2010-11 gas contract year. Results for the second quarter of 2010 included gas cost savings of approximately $0.5 million, compared to $2.6 million in 2009’s second quarter. There has been no change to the Washington PGA mechanism, which passes through 100 percent of all cost differences to customers.

Operations and maintenance costs

Operations and maintenance expenses in the second quarter of 2010 were $28.4 million, compared to $30.2 million in 2009. The main reason for the decrease was reduced payroll expense due to fewer employees in the current period compared to last year and lower bad debt expense.

YEAR-TO-DATE (SIX MONTH) FINANCIAL AND OPERATING HIGHLIGHTS

For the six-months ended June 30, 2010, net income was $50.5 million or $1.90 per share, which compares to $50.4 million or $1.90 per share for the same period in 2009. Year-to-date earnings were comparable to last year’s record earnings, partly due to colder weather in the second quarter than a year ago, and the net impact of the property tax ruling added $6.1 million (pre-tax) in the first quarter. Last year’s results benefitted significantly from higher gas cost savings of $11.1 million (pre-tax). Gas cost savings have totaled $0.7 million this year. In addition, the company benefited from a $4.0 million regulatory adjustment for income taxes paid versus collected in rates so far this year, compared to $2.9 million last year.

NW Natural’s utility operations contributed net income of $45.5 million ($1.71 per share), compared to $45.7 million ($1.72 per share), in the first six months of 2009. Gas storage contributed $4.6 million (18 cents per share), which compares to $4.8 million (18 cents per share) in the same period last year. Other non-utility activities contributed $0.3 million, compared to a negligible loss last year.

Operating results

NW Natural’s utility gas sales and transportation deliveries in the first six months of 2010, excluding deliveries of gas stored for others, were 567 million therms, compared to 621 million therms in 2009, due mainly to weather that was 4 percent warmer than last year and 3 percent warmer than average. Margin from utility operations was $192.4 million, compared to $198.2 million in 2009, due mainly to gas cost savings.

Gas sales to residential and commercial customers in the first six months of 2010 were 333 million therms, compared to 383 million therms in 2009, due primarily to weather that was significantly warmer in the first quarter of 2010, when weather has a larger impact on customer usage.

Gas deliveries to industrial customers in the first six months of 2010 were 234 million therms versus 237 million therms in the same period last year. Contribution to margin from sales and transportation in these markets was $14.2 million, compared to $13.9 million last year.

As noted earlier, during the first six months of the year, gas purchases were made at prices close to those embedded in rates. Under the company’s 90:10 sharing mechanism in Oregon for the current year, this contributed a $0.7 million benefit to margin in the first six months of 2010, compared to an $11.1 million benefit to margin in the first six months of 2009. In Washington, all gas costs are passed through to customers.

Regulatory adjustment for taxes paid

Based on NW Natural’s regulated operations through June 30, 2010, the company recognized $4.0 million of pre-tax income, representing a difference of $3.8 million of federal and state income taxes paid in excess of taxes collected in rates, plus accrued interest of $0.2 million. For the six months ended June 30, 2009, the company recognized pre-tax income of $2.9 million for this regulatory adjustment, which also included accrued interest of $0.2 million.

Operations and maintenance costs

Operations and maintenance costs for the six-months ended June 30, 2010 were $59.1 million versus $64.1 million in the 2009 period. The 8 percent O&M decrease was primarily due to lower payroll costs and lower accruals for bad debts. Bad debt expense as a percent of revenues billed remained well below 1 percent at 0.16 percent for the 12 months ended June 30, 2010.

Project development updates

The company’s underground gas storage development facility near Fresno, Calif., called Gill Ranch, began construction in January 2010. The project is being developed under a joint agreement with Pacific Gas & Electric. The company’s initial share of the project represents 75 percent of the total cost of the initial development, which includes an estimated 20 billion cubic feet (Bcf) of gas storage capacity and about 27 miles of gas transmission pipeline. The development of Gill Ranch remains on target to be in-service by October 2010. The company’s share of project costs remains estimated at between $185 million and $205 million.

Palomar update

NW Natural learned in May that the majority shipper on the Palomar pipeline and the company working to develop the Bradwood Landing liquefied natural gas (LNG) terminal along the Columbia River, suspended work on their project and filed for bankruptcy protection. Palomar Gas Holdings (PGH), of which NW Natural is a 50 percent owner with a subsidiary of TransCanada, is evaluating the impact of the bankruptcy on the development of a pipeline, through its subsidiary Palomar, to connect TransCanada’s intrastate pipeline in Central Oregon, with NW Natural’s distribution system in the Willamette Valley. In July, Palomar provided an update on the project’s status to the Federal Energy Regulatory Commission (FERC). Palomar is continuing to work on permitting activities and on parts of its permit application with FERC, as well as holding discussions with prospective regional shippers to evaluate and focus on the east segment of this key regional infrastructure project.

Income tax expense

Income taxes increased $4.1million in the six months ended June 30, 2010 compared to 2009, primarily due to a higher corporate income tax rate in Oregon and an increase in the amortization of regulatory tax assets, which are essentially covered in utility rates or the regulatory adjustment for taxes paid. The current effective tax rate in 2010 is 40.5 percent, up from 37.5 percent for the same period in 2009.

Cash flows and capital structure

Cash provided by operations in the first six months of 2010 was $104.3 million, compared to $199.8 million in 2009. The decrease is principally related to temporary differences in deferred gas costs and other working capital amounts. Cash requirements for investing activities totaled $90.4 million, up from $58.6 million in the same period of 2009, with the increase primarily reflecting Gill Ranch development costs.

NW Natural’s capitalization at June 30, 2010, reflected 48.2 percent common equity, 41.2 percent long-term debt and 10.6 percent short-term debt and current maturities of long-term debt. This compared to 49.2 percent common equity, 44.0 percent long-term debt and 6.8 percent short-term debt at June 30, 2009.

Outlook for 2010 reaffirmed

NW Natural today reaffirmed that it expects full-year 2010 earnings per share guidance will be in the range of $2.60 to $2.75. The company’s earnings guidance assumes normal weather conditions, continued customer growth, no significant changes in prevailing regulatory policies and no material earnings impact from the Gill Ranch storage project. The company’s outlook does not include forecasts of future gains or losses that may occur from the company’s commodity cost sharing mechanism in Oregon, since the company cannot predict future gas cost increases or decreases with reasonable certainty. The company continues to target a dividend payout ratio of 60 to 70 percent of earnings.

Dividend declaration

The Board of Directors of Northwest Natural Gas Company has declared a quarterly dividend of 41.5 cents a share on the company’s common stock. The dividends will be paid Aug. 13, 2010, to shareholders of record on July 30, 2010. The indicated annual dividend rate is $1.66 per share.

Presentation of results

In addition to presenting results of operations and earnings amounts in total, NW Natural has expressed certain measures in this press release on an equivalent cents per share basis. These amounts reflect factors that directly impact the company’s earnings. In calculating these financial measures, we allocate income tax expense based on the effective tax rate. NW Natural believes this per share information is useful because it enables readers to better understand the impact of these factors on its earnings.

Conference call arrangements

As previously reported, NW Natural will conduct a conference call and webcast starting at 8 a.m. Pacific Time (11 a.m. Eastern Time) on August 4th, to review the company’s 2010 second quarter and year-to-date financial and operating results.

To hear the conference call live, please dial 1-877-317-6789 within the United States, and 1-412-317-6789 from international locations. From Canada, please dial 1-866-605-3852. The pass code is 442257#.

To access the replay recording, please call 1-877-344-7529 and enter the conference identification pass code (442257#). To hear the replay from all international locations, please dial 1-412-317-0088.

To hear the conference by webcast, log on to NW Natural’s corporate website at www.nwnatural.com or through www.InvestorCalendar.com.

Forward-Looking statements

This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, estimated project expansion, project costs and completion dates, commodity costs, financial positions, customer growth, customer rates, depreciation rates, workforce levels or job creation, performance, regulatory actions, litigation, earnings expectations, expected dividend payout ratios, and other statements that are other than statements of historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A “Risk Factors”, and Part II, Item 7 and Item 7A “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosure about Market Risk” in the company’s most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk”, and Part II, Item 1A, “Risk Factors”, in the company’s quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

About NW Natural

NW Natural is headquartered in Portland, Ore., and serves about 669,000 residential and business customers in Oregon and southwest Washington. It is the largest independent natural gas utility in the Pacific Northwest. The company has more than $2.4 billion in total assets, which includes about 16 Bcf of underground gas storage capacity within its service territory at Mist, Ore. NW Natural has increased its dividends paid on common stock for 54 consecutive years. The company is presently building a 20 Bcf underground gas storage facility near Fresno, Calif., and is working on a pipeline development project in Oregon.

# # #

Contacts at NW Natural:

Investor Contact: Bob Hess, 1-800-422-4012, ext. 2388, 503-220-2388 or 503-367-2616

Email: Bob.Hess@nwnatural.com

Or

Media Contact: Kim Heiting, 1-800-422-4012, ext. 5755 or 503-220-5755

Email: kah@nwnatural.com

NORTHWEST NATURAL GAS COMPANY

Comparative Income Statement

(Consolidated - Unaudited)

	Three Months Ended
(Thousands, except per share amounts)	06/30/10	06/30/09	Change	% Change
Gross Operating Revenues	$162,365	$149,060	$13,305	9%
Net Income	$6,888	$3,086	$3,802	123%

Diluted Average Shares of Common Stock Outstanding	26,641	26,607	34	—
Basic Earnings Per Share of Common Stock	$0.26	$0.12	$0.14	117%
Diluted Earnings Per Share of Common Stock	$0.26	$0.12	$0.14	117%

	Six Months Ended
(Thousands, except per share amounts)	06/30/10	06/30/09	Change	% Change
Gross Operating Revenues	$448,894	$586,415	$(137,521)	(23%)
Net Income	$50,496	$50,449	$47	—

Diluted Average Shares of Common Stock Outstanding	26,621	26,603	18	—
Basic Earnings Per Share of Common Stock	$1.90	$1.90	$—	—
Diluted Earnings Per Share of Common Stock	$1.90	$1.90	$—	—

	Twelve Months Ended
(Thousands, except per share amounts)	06/30/10	06/30/09	Change	% Change
Gross Operating Revenues	$875,190	$1,045,322	$(170,132)	(16%)
Net Income	$75,169	$73,509	$1,660	2%

Diluted Average Shares of Common Stock Outstanding	26,594	26,582	12	—
Basic Earnings Per Share of Common Stock	$2.83	$2.78	$0.05	2%
Diluted Earnings Per Share of Common Stock	$2.83	$2.77	$0.06	2%

NORTHWEST NATURAL GAS COMPANY
Consolidated Balance Sheets (unaudited)	June 30,	June 30,
Thousands	2010	2009
Assets:
Current assets:
Cash and cash equivalents	$7,142	$31,107
Restricted cash	929	15,822
Accounts receivable	42,781	26,779
Accrued unbilled revenue	16,419	18,122
Allowance for uncollectible accounts	(2,577)	(3,520)
Regulatory assets	56,804	89,179
Derivative assets	1,495	5,293
Inventories:
Gas	68,735	69,183
Materials and supplies	8,714	9,681
Other current assets	9,823	10,766

Total current assets	210,265	272,412

Non-current assets:
Property, plant and equipment	2,482,826	2,263,325
Less accumulated depreciation	710,732	679,977

Property, plant and equipment - net	1,772,094	1,583,348
Regulatory assets	329,197	270,044
Derivative assets	453	289
Other investments	68,393	62,315
Other non-current assets	15,159	16,103

Total non-current assets	2,185,296	1,932,099

Total assets	$2,395,561	$2,204,511

Capitalization and liabilities:
Capitalization:
Common stock	$339,394	$336,001
Retained earnings	357,173	325,506
Accumulated other comprehensive income (loss)	(5,772)	(4,260)

Total stockholders’ equity	690,795	657,247
Long-term debt	591,700	587,000

Total capitalization	1,282,495	1,244,247

Current liabilities:
Short-term debt	106,875	90,610
Current maturities of long-term debt	45,000	—
Accounts payable	81,675	50,055
Taxes accrued	13,008	10,807
Interest accrued	5,397	3,876
Regulatory liabilities	29,524	30,789
Derivative liabilities	34,463	70,052
Other current liabilities	31,900	33,343

Total current liabilities	347,842	289,532

Deferred credits and other liabilities:
Deferred tax liabilities	316,152	273,384
Regulatory liabilities	251,585	238,264
Pension and other postretirement benefit liabilities	120,185	116,844
Derivative liabilities	16,917	8,844
Other non-current liabilities	60,385	33,396

Total deferred credits and other liabilities	765,224	670,732

Total capitalization and liabilities	$2,395,561	$2,204,511

NORTHWEST NATURAL GAS COMPANY
Consolidated Statements of Cash Flows (unaudited)	June 30,	June 30,
Thousands (six months ended)	2010	2009
Operating activities:
Net income	$50,496	$50,449
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	31,927	30,887
Undistributed earnings from equity investments	(728)	(734)
Non-cash expenses related to qualified defined benefit pension plans	4,131	4,848
Contributions to qualified defined benefit pension plans	(10,000)	(25,000)
Deferred environmental costs	(4,286)	(5,227)
Settlement of interest rate hedge	—	(10,096)
Other	(1,264)	(2,002)
Changes in assets and liabilities:
Receivables	88,920	141,173
Inventories	3,508	17,203
Income taxes receivable	—	20,811
Accounts payable	(39,323)	(44,177)
Accrued interest	(38)	1,091
Accrued taxes	(8,029)	(1,648)
Deferred gas savings - net	(18,336)	15,616
Deferred tax liabilities	15,979	15,405
Other - net	(8,694)	(8,786)

Cash provided by operating activities	104,263	199,813

Investing activities:
Capital expenditures	(125,966)	(54,428)
Restricted cash	34,614	(10,803)
Other	964	6,587

Cash used in investing activities	(90,388)	(58,644)

Financing activities:
Common stock issued - net	1,613	(720)
Long-term debt issued	—	75,000
Change in short-term debt	4,875	(170,241)
Cash dividend payments on common stock	(22,035)	(20,937)
Other	382	(80)

Cash used in financing activities	(15,165)	(116,978)

Increase (decrease) in cash and cash equivalents	(1,290)	24,191
Cash and cash equivalents - beginning of period	8,432	6,916

Cash and cash equivalents - end of period	$7,142	$31,107

Supplemental disclosure of cash flow information:
Interest paid	$20,370	$17,828
Income taxes paid	$21,100	$1,500

NORTHWEST NATURAL GAS COMPANY

Financial Highlights

(Unaudited)

Second Quarter - 2010

	3 Months Ended June 30,			6 Months Ended June 30,			12 Months Ended June 30,
(Thousands, except per share amounts)	2010	2009	Change	2010	2009	Change	2010	2009	Change
Gross Operating Revenues	$162,365	$149,060	9%	$448,894	$586,415	(23%)	$875,190	$1,045,322	(16%)
Cost of Sales	86,301	79,388	9%	234,862	363,562	(35%)	482,468	650,200	(26%)
Revenue Taxes	3,871	3,753	3%	10,913	14,295	(24%)	21,274	25,344	(16%)

Net Operating Revenues	72,193	65,919	10%	203,119	208,558	(3%)	371,448	369,778	—

Operating Expenses:
O&M	28,406	30,171	(6%)	59,072	64,126	(8%)	122,050	123,188	(1%)
General Taxes	7,543	6,572	15%	10,792	15,063	(28%)	23,982	26,867	(11%)
D&A	16,026	15,365	4%	31,927	30,887	3%	63,854	67,384	(5%)

Total Operating Expenses	51,975	52,108	—	101,791	110,076	(8%)	209,886	217,439	(3%)

Income from Operations	20,218	13,811	46%	101,328	98,482	3%	161,562	152,339	6%
Other Income and Expense - net	1,613	732	120%	4,636	1,622	186%	6,728	3,255	107%
Interest Expense - net	10,617	10,006	6%	21,106	19,376	9%	42,367	38,592	10%
Income Tax Expense	4,326	1,451	198%	34,362	30,279	13%	50,754	43,493	17%

Net Income	$6,888	$3,086	123%	$50,496	$50,449	—	$75,169	$73,509	2%

Common Shares Outstanding:
Average for Period - basic	26,569	26,506		26,553	26,504		26,535	26,482
Average for Period - diluted	26,641	26,607		26,621	26,603		26,594	26,582
End of Period	26,576	26,513		26,576	26,513		26,576	26,513
Earnings per Share:
Basic	$0.26	$0.12	117%	$1.90	$1.90	—	$2.83	$2.78	2%
Diluted	$0.26	$0.12		$1.90	$1.90		$2.83	$2.77
Dividends Paid Per Share	$0.415	$0.395		$0.830	$0.790		$1.64	$1.56
Book Value Per Share - end of period	$25.99	$24.79		$25.99	$24.79		$25.99	$24.79
Market Closing Price - end of period	$43.57	$44.32		$43.57	$44.32		$43.57	$44.32
Balance Sheet Data - end of period:
Total Assets	$2,395,561	$2,204,511		$2,395,561	$2,204,511		$2,395,561	$2,204,511
Common Stock Equity	$690,795	$657,247		$690,795	$657,247		$690,795	$657,247
Long-Term Debt	$636,700	$587,000		$636,700	$587,000		$636,700	$587,000
(including amounts due in one year)
Operating Statistics:
Total Customers - end of period	669,405	662,475	1.0%	669,405	662,475	1.0%	669,405	662,475	1.0%
Gas Deliveries (therms)
Res. & Comm. Customers	119,931	101,653		332,647	383,159		617,948	657,548
Industrial Firm	8,625	8,568		18,778	20,605		37,620	42,847
Industrial Interruptible	13,924	17,368		30,248	40,267		62,506	79,910
Transportation	90,907	81,606		185,117	176,474		359,576	389,063

Total	233,387	209,195		566,790	620,505		1,077,650	1,169,368
Gas Revenues
Res. & Comm. Customers	$128,128	$114,802		$377,812	$497,209		$729,144	$873,300
Industrial Firm	6,782	7,949		15,400	21,653		35,154	44,879
Industrial Interruptible	8,196	13,280		18,577	35,219		45,474	68,505
Transportation	3,363	3,481		6,718	6,805		13,548	13,833
Regulatory adjustment for income taxes	1,034	(626)		4,018	2,887		7,015	4,265
Other Revenues	9,599	4,290		15,640	12,203		24,603	21,865

Total	$157,102	$143,176		$438,165	$575,976		$854,938	$1,026,647
Cost of Gas Sold - Utility	$86,292	$79,359		$234,840	$363,523		$482,405	$650,111
Revenue Taxes	$3,871	$3,753		$10,913	$14,295		$21,274	$25,344
Net Operating Revenues (Utility Margin)	$66,939	$60,064		$192,412	$198,158		$351,259	$351,192
Degree Days
Average (25-year average)	683	683		2,549	2,549		4,265	4,265
Actual	857	577		2,484	2,598		4,269	4,334
Colder (warmer) than Average	25%	(16%)		(3%)	2%		—	2%